Exhibit 10.19

SEVERANCE PROTECTION AND CHANGE IN CONTROL AGREEMENT

THIS SEVERANCE PROTECTION AND CHANGE IN CONTROL AGREEMENT (this “Agreement”) is made and entered into as of the ___ day of ____, 20__ (the “Effective Date”), by and between Interface, Inc., a corporation organized under the laws of the State of Georgia, U.S.A. (the “Company”), and ______, a resident of _____ (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive is an executive officer of the Company;

WHEREAS, the Company desires to provide Executive with certain severance benefits if the Executive’s employment is terminated involuntarily under certain circumstances;

WHEREAS, the Company recognizes that the possibility of a Change in Control (as hereinafter defined) exists and that the threat or occurrence of a Change in Control can result in significant distractions of its executive personnel because of the uncertainties inherent in such a situation; and

WHEREAS, the Company has determined that it is essential and in its best interests (and in the best interests of its shareowners) to retain the services of the Executive in the event of a threat or occurrence of a Change in Control and to ensure Executive’s continued dedication and efforts in such event without undue concern for Executive’s personal financial and employment security;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Term
Unless earlier terminated as hereinafter provided, the duration of this Agreement (the “Term”) shall be for a rolling, two-year period commencing on the Effective Date, and shall be deemed automatically (without further action by either the Company or Executive) to extend each day for an additional day such that the remaining Term of this Agreement shall continue to be two years; provided, however, that (i) either party may, by written notice to the other, cause this Agreement to cease to extend automatically and, upon such notice, the remaining Term of this Agreement shall be two years following the date of such notice, after which period the Term of this Agreement shall expire; (ii) on Executive’s 63rd birthday, this Agreement shall cease to extend automatically and, on such date, the remaining Term of this Agreement shall be two years, after which period the Term of this Agreement shall expire; and (iii) this Agreement (and the Term thereof) shall end on the date Executive’s employment terminates; provided, to the extent applicable by their terms and under the circumstances in which Executive’s employment terminates, Sections 2(d) and 4 below shall survive the Term of this Agreement. This Agreement shall not be considered an employment agreement and in no way guarantees Executive the right to continue in the employment of the Company or its affiliates. Executive’s employment is considered employment at will, subject to Executive’s right to receive payments and benefits upon certain terminations of employment as provided in this Agreement.
2.Termination
(a)    Definitions.
In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings ascribed to them below.

(i) “Cause”
shall mean, for purposes of this Agreement (except with respect to a Section 409A Separation from Service following a Change in Control, which is addressed in Section 4(a)(i) hereof), the determination by the Compensation Committee of the Company’s Board of Directors (the “Board”) in its sole discretion that: (A) Executive has committed or participated in fraud, dishonesty, gross negligence, or willful misconduct with respect to business affairs of the Company (including its subsidiaries and affiliated companies), (B) Executive has refused or repeatedly failed to follow the established lawful policies of the Company applicable to persons occupying the same or similar positions, (C) Executive has materially breached this Agreement, or (D) Executive has been convicted of a felony or other crime involving moral turpitude. A termination of Executive for Cause based on clause (A), (B) or (C) of the preceding sentence shall take effect 30 days after Executive receives from the Company written notice of intent to terminate and the Company’s description of the alleged Cause, unless Executive shall, during such 30-day period, remedy the events or circumstances constituting Cause; provided, however, such termination shall take effect immediately upon the giving of written notice of termination for Cause under any of such clauses if the Company shall have determined in good faith that such events or circumstances are not remediable (which determination shall be stated in such notice). A termination of Executive for Cause based on clause (D) of the second preceding sentence shall take effect immediately upon receipt by Executive of written notice from the Company of such termination.
(ii) “Section 409A Separation from Service”
(iii) shall mean a separation from service with the Company and affiliated entities, as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) and guidance issued thereunder. As a general overview, under Code Section 409A, an employee will separate from service if the employee retires or otherwise has a termination of employment determined in accordance with the following:

(A)    Leaves of Absence
The employment relationship is treated as continuing intact while Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or, if longer, so long as Executive retains a right to reemployment with the Company under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that Executive will return to perform services for the Company. If the period of leave exceeds six months and Executive does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first day immediately following such six-month period.

(B)     Status Change
Generally, if Executive performs services both as an employee and an independent contractor, Executive must separate from service both as an employee and as an independent contractor, pursuant to standards set forth in the applicable regulations promulgated by the Secretary of Treasury under Code Section 409A (“Treasury Regulations”), to be treated as having a separation from service. However, if Executive provides services to the Company as an employee and as a member of the Board, the services provided as a director are not taken into account in determining whether Executive has a separation from service as an employee for purposes of this Agreement.
(C)     Termination of Employment
Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Company and Executive reasonably anticipate that no further services would be performed after a certain date or that the level of bona fide services Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 49 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company if Executive has been providing services to the Company less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether Executive continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), and whether similarly situated service providers have been treated consistently. For periods during which Executive is on a paid bona fide leave of absence and has not otherwise terminated employment as described in subsection (A) above, for purposes of this subsection (C), Executive is treated as providing bona fide services at a level equal to the level of services that Executive would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which Executive is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this clause (C) (including for purposes of determining the applicable 36-month (or shorter) period).
(D)    Service with Affiliates
For purposes of determining whether a separation from service has occurred under the above provisions, the “Company” shall include the Company and all entities that would be treated as a single employer with the Company under Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended (the “Code”), but substituting “at least 50 percent” instead of “at least 80 percent” each place it appears in applying such rules.

(b)    Termination by the Company After Notice of Resignation
Executive may voluntarily terminate his employment at any time, effective 90 days after delivery to the Company of Executive’s signed, written resignation. The Company may accept said resignation and, at its option, terminate Executive’s employment before the end of such 90-day period; provided, if Executive has given such 90 days’ notice, then the Company shall pay Executive, in lieu of waiting for passage of the notice period and in addition to the amounts payable to Executive pursuant to Section 3 below, an amount equal to the salary that would have been paid to Executive through the end of the notice period had his actual employment continued. Any such amount payable by the Company (in lieu of waiting for the passage of the notice period) for the period after Executive’s actual termination of employment shall be paid in a single lump-sum cash payment within 30 days after the date of Executive’s actual termination of employment.
(c)    Termination by the Company
Subject to the terms of Section 2(d) below, the Company may terminate Executive’s employment, in its sole discretion, whether with or without Cause, at any time upon written notice to Executive.
(d)     Termination Without Cause
If, prior to the end of the Term of this Agreement, the Company terminates Executive’s employment with the Company without Cause such that Executive incurs a Section 409A Separation from Service upon the date of such termination, Executive shall be entitled to receive the compensation and benefits set forth in clauses (i) through (vi) below. The time periods for which compensation and benefits will be provided with respect to clauses (i) through (v) below is referred to herein as the “Continuation Period,” which means the 12-month period following the date of Executive’s termination of employment. Executive shall have no duty to mitigate any of the damages or amounts payable hereunder. The fact that Executive is eligible for retirement, including early retirement, under any applicable retirement plans or agreements at the time of Executive’s termination shall not make Executive ineligible to receive benefits under this Section 2(d).

(i)    Salary
Executive will continue to receive an amount equal to his current salary (the “Continued Salary Payments”) for and during the Continuation Period. For purposes hereof, Executive’s “current salary” shall be the highest rate in effect during the six-month period prior to Executive’s termination of employment. Executive will receive the Continued Salary Payments on a semi-monthly basis, payable on or about the fifteenth day and last day of each calendar month, in substantially equal installments, beginning on the earliest such payment date following the date of Executive’s termination of employment. Notwithstanding the foregoing, the payment of any portion of the Continued Salary Payments that (A) is not exempt from Code Section 409A, and (B) is payable (based on the payment schedule hereinabove) before, or within the six-month period immediately following, the date of Executive’s Section 409A Separation from Service, will be delayed and will be made in a single lump-sum cash payment upon the day after the six-month anniversary of Executive’s Section 409A Separation from Service.
(ii)    Bonus

Executive also shall remain eligible to receive a prorated bonus under the regular executive bonus program (as amended, the “Executive Bonus Plan”) for the year in which Executive’s employment terminates. Such bonus shall be equal to (A) the bonus otherwise earned by and payable to Executive for the year in which Executive’s employment terminates, (B) multiplied by the number of days Executive worked in the year of Executive’s employment termination, (C) divided by 365 days (the “Prorated Bonus”). The Prorated Bonus shall be paid in cash (A) if the Company’s fiscal year in which Executive’s employment terminates ends in December of a calendar year, during the period beginning on January 1 of the next succeeding calendar year and ending on the date that is 2 ½ months after the end of such fiscal year; or (B) if the Company’s fiscal year in which Executive’s employment terminates ends in January of a calendar year, during the 2 ½-month period beginning on the first day of the next succeeding fiscal year. Notwithstanding the foregoing, if (x) the Prorated Bonus is not exempt from Code Section 409A, and (y) the Prorated Bonus is payable (based on the payment timing hereinabove) within the six-month period immediately following the date of Executive’s Section 409A Separation from Service, the payment of the Prorated Bonus will be delayed and will be made in a single lump-sum cash payment upon the day after the six-month anniversary of Executive’s Section 409A Separation from Service. Any bonus amounts that Executive had previously earned from the Company but which may not yet have been paid as of the date of termination shall not be affected by this provision.

(iii)      Health Insurance Coverages
To the extent (A) Executive and his spouse and dependent children are and remain eligible for continued Company group health plan coverage under the continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) but in no event for longer than the 12-month period immediately following the date of Executive’s termination of employment, and (B) Executive elects to continue his, his spouse’s and/or his dependent children’s Company group health insurance benefit coverages under COBRA, then Executive shall pay for such continuation coverage the same amount as is charged to similarly-situated active employees of the Company. The Company shall pay on behalf of Executive the remainder of the cost of such continuation coverage and shall report such amount as taxable income on Executive’s Form W-2. Executive shall pay his portion of such cost by separate check payable to the Company each month in advance (or in such other manner, such as withholding a portion of monthly payments otherwise payable to Executive hereunder, as the Company may agree).
(iv)    Stock Awards
To the extent expressly provided in any award agreement granted to Executive under the Interface, Inc. Omnibus Stock Incentive Plan (Amended and Restated effective February 18, 2015) and any similar plan(s) in effect at the time of Executive’s termination of employment (collectively, the “Stock Plans”), (A) outstanding stock options (and stock appreciation rights, if any) granted to Executive under the Stock Plans shall become vested and thus immediately exercisable, and (B) restrictions on, and vesting requirements for, shares of restricted stock (or other performance shares, performance units or deferred shares) awarded to Executive under the Stock Plans shall lapse, and such shares and awards shall become vested and immediately payable to Executive.
(v)    Employee Retirement Plans
Upon the termination of Executive’s employment, Executive shall no longer actively participate in the tax-qualified employee retirement plans maintained by the Company.
(vi)    Other Benefits
Except as expressly provided herein, all other benefits provided to Executive as an active employee of the Company (e.g., car allowance, etc.) shall cease on the date of his termination of employment, provided that any conversion or extension rights applicable to such benefits shall be made available to Executive at the date of his termination of employment or when such coverages otherwise cease. Except as expressly provided herein, for all other plans sponsored by the Company, the Executive’s employment shall be treated as terminated on the date of his termination of employment and Executive’s right to benefits shall be determined under the terms of such plans; provided, however, in no event will Executive be entitled to severance payments or benefits under any other severance plan, policy, program or agreement of the Company.

(vii)    Cessation Upon Death
The continuation benefits payable or to be provided under clauses (i), (ii), (iii), (iv) and (v) of this Section 2(d) shall cease in the event of Executive’s death. (The foregoing shall not operate or be construed to negate the benefits payable to Executive and Executive’s estate under the plans and policies referenced in clauses (iii), (iv) and (v) of this Section 2(d) or under any other plans and policies referenced in this Agreement. Furthermore, in the event of Executive’s death following a Change in Control, the provisions of Section 4(c)(iii) shall govern.)
(viii)    Additional Consideration
Notwithstanding the foregoing, the Company’s obligation to pay the amounts and provide the benefits described in clauses (i), (ii), (iii), (iv) and (v) of this Section 2(d) are expressly conditioned on both (i) Executive’s compliance with the terms of the restrictive covenants set forth in Section 5, and (ii) with respect to all payments to be made 60 or more days after Executive’s date of termination of employment as described in this Section 2(d), Executive entering into, and not revoking during any time period during which revocation is permitted, a release in favor of the Company, its affiliates and other related persons, and any confidentiality agreement or other documents, in such form and terms as the Company may reasonably request. If Executive fails to enter into such a release on or before the date on which any such payment is to be made or if Executive revokes such release, Executive shall permanently forfeit his right to such payment. In addition, to be entitled to receive such compensation and benefits, Executive shall, for so long as Executive is entitled to such compensation and benefits, cooperate fully with and devote Executive’s reasonable best efforts to providing assistance requested by the Company. Such assistance shall not (A) require Executive to be active in the Company’s day-to-day activities or engage in any substantial travel, or (B) be of such a level of service to prevent Executive from incurring a Section 409A Separation from Service; and Executive shall be reimbursed for all reasonable and necessary out-of-pocket business expenses incurred in providing such assistance. Any reimbursements made pursuant to the preceding sentence shall be made as soon as practicable, but not later than 30 days after Executive submits evidence of such expenses to the Company.

3.Effect of Other Termination Events
If Executive is terminated for Cause prior to the end of the Term of this Agreement, then Executive shall be entitled to no payment or compensation whatsoever from the Company under this Agreement, other than such salary, reimbursable expenses and other amounts as may properly be due Executive through Executive’s last day of employment. If Executive voluntarily resigns from employment (other than a Separation from Service for Good Reason, as defined in Section 4(a)(iv) below), then Executive shall be entitled to an amount equal to: (a) Executive’s salary, reimbursable expenses and other amounts as may be due Executive through the last day of Executive’s employment, and (b) the annual bonus for the fiscal year in which Executive’s employment terminates, prorated through the last day of Executive’s employment (the amount of such bonus to be determined by the Company based on the audited year-end financial results of the Company). If Executive’s employment is terminated due to Executive’s disability (as defined in the Company’s long-term disability plan or insurance policy) or death, Executive shall be entitled to the amounts described in the preceding sentence, as well as any amounts that may be due under the Company’s short and long-term disability plans or, in the case of death, the Company’s life insurance payment policy or plan in effect for executives of Executive’s level or pursuant to the terms of any separate agreement concerning life insurance; provided, Executive or Executive’s estate, as the case may be, shall not by operation of this provision forfeit any rights in which Executive is vested (or becomes vested) at the time of Executive’s disability or death (including, without limitation, the rights and benefits provided under the Stock Plans or any applicable retirement plans).

    Executive or, if appropriate, Executive’s spouse, estate or other beneficiary (as applicable) shall receive the amounts due under the first sentence of this Section 3 and clause (a) of the second sentence of this Section 3 in a single lump-sum cash payment within 30 days after the date of Executive’s termination of employment.

    Executive or, if appropriate, Executive’s spouse, estate or other beneficiary, shall receive the amounts due under clause (b) of the second sentence of this Section 3 in a single lump-sum cash payment as follows: (A) if the Company’s fiscal year in which Executive’s employment terminates ends in December of a calendar year, during the period beginning on January 1 of the next succeeding calendar year and ending on the date that is 2 ½ months after the end of such fiscal year; or (B) if the Company’s fiscal year in which Executive’s employment terminates ends in January of a calendar year, during the 2 ½-month period beginning on the first day of the next succeeding fiscal year. Notwithstanding the foregoing, if (x) the Prorated Bonus is payable due to a Code Section 409A Separation from Service and is not exempt from Code Section 409A, and (y) the Prorated Bonus is payable (based on the payment timing hereinabove) within the six-month period immediately following the date of Executive’s Section 409A Separation from Service, the payment of the Prorated Bonus will be delayed and will be made in a single lump-sum cash payment upon the day after the six-month anniversary of Executive’s Section 409A Separation from Service.

4.Change in Control
(a)Definitions
In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings ascribed to them below.
(i) “Cause”
shall mean, with respect to any Section 409A Separation from Service following a Change in Control: (A) an act that constitutes, on the part of Executive, fraud, dishonesty, gross negligence or willful misconduct and which directly results in injury to the Company, or (B) Executive’s conviction of a felony or other crime involving moral turpitude. A termination of Executive for Cause based on clause (A) of the preceding sentence shall take effect 30 days after the Company gives written notice of such termination to Executive specifying the conduct deemed to qualify as Cause, unless Executive shall, during such 30-day period, remedy the events or circumstances constituting Cause to the reasonable satisfaction of the Company. A termination for Cause based on clause (B) above shall take effect immediately upon the Company’s delivery of the termination notice.
(ii) “Change in Control”
shall mean a change of ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, all within the meaning of Code Section 409A and guidance issued thereunder. As a general overview, Code Section 409A defines “change in control” as any of the following:
(A)    Change in the Ownership of the Company
. A change in ownership of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock then held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company or to cause a change in the effective control of the Company. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this clause (A). This clause (A) applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.

(B)    Change in the Effective Control of the Company
A change in the effective control of the Company will occur on either of the following dates:
(1)    The date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; or
(2)    The date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election.
(C)    Change in the Ownership of a Substantial Portion of the Company’s Assets
A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.
(iii) “Involuntary Separation from Service”
(and “Involuntarily Separated from Service” and other similar terms) shall mean a Section 409A Separation from Service brought about as a direct result of the independent exercise of the unilateral authority of the Company to terminate Executive’s services (other than at Executive’s request) at a time when Executive is willing and able to continue services, for any reason other than for Cause.
(iv) “Separation from Service for Good Reason”
(and “Separates from Service for Good Reason” and other similar terms) shall mean a Section 409A Separation from Service that is voluntary on the part of Executive and that occurs within two years after the initial existence of one or more of the following conditions that occur without Executive’s consent, to the extent that there is, or would be if not corrected, a material negative change in Executive’s employment relationship with the Company:

(A)    A material reduction of Executive’s responsibilities, title or status resulting from a formal change in such title or status, or from the assignment to Executive of any duties inconsistent with Executive’s title, duties or responsibilities in effect within the year prior to the Change in Control (including, but not limited to, (i) a requirement that Executive report to an officer or other employee instead of reporting directly to the Chief Executive Officer of the ultimate parent in the Company’s chain of affiliated companies, whether such reporting structure is (i) direct or (ii) indirect due to the change in ownership of the Company that results in another company owning a controlling interest in the stock of the Company such that the Company is not the ultimate parent in its chain of affiliated companies);
(B)    A material reduction in Executive’s compensation or benefits (a reduction in value of five percent or more will be deemed material, however, whether a reduction of less than five percent is or is not material will be determined at the time of such reduction based on all of the facts and circumstances at that time); or
(C)    A Company-required, material, involuntary relocation of Executive’s place of residence or a material increase in Executive’s travel requirements (such as a relocation outside of the City of Atlanta and the twelve core counties currently comprising the metropolitan Atlanta, Georgia area (Fulton, Dekalb, Gwinnett, Cobb, Clayton, Coweta, Douglas, Fayette, Paulding, Forsyth, Cherokee and Henry) will be deemed material; however, whether such a relocation within the metropolitan Atlanta area (as described above) is or is not material will be determined at the time of such relocation based on all of the facts and circumstances at that time).
In order to Separate from Service for Good Reason hereunder, Executive must provide notice to the Company of the existence of one of the above conditions within 90 days of the initial existence of the condition, and such termination for Good Reason shall not take effect unless the Company does not cure the condition within 30 days of such notice.

(b)Vesting Upon Change in Control
Upon the occurrence of a Change in Control during the Term of this Agreement, but only to the extent expressly provided in any such award agreement associated with a Stock Plan, (i) outstanding stock options (and stock appreciation rights, if any) granted to Executive under the Stock Plans shall become vested and thus immediately exercisable, and (ii) restrictions on, and vesting requirements for, shares of restricted stock (or other performance shares, performance units or deferred shares) awarded to Executive under the Stock Plans shall lapse, and such shares and awards shall become vested and immediately payable to Executive.

(c)Certain Separations from Service within 24 Months Following a Change in Control
If a Change in Control occurs during the Term of this Agreement, and within 24 months following the date of such Change in Control Executive is Involuntarily Separated from Service or Separates from Service for Good Reason, Executive shall be entitled (subject to the release requirements of clause (viii) of Section 2(d) of this Agreement) to all of the benefits described in clauses (i) through (v) of Section 2(d) of this Agreement following Executive’s termination of employment, but subject to the modifications specified in clauses (i) through (iii) immediately below.
(i)    Salary
Instead of the periodic Continued Salary Payments described in Section 2(d)(i) of this Agreement, Executive shall receive an amount equal to (A) the amount of such Continued Salary Payments payable during each month (B) multiplied by 24, and such amount shall be paid to Executive in a lump-sum payment in cash (without discounting or any other adjustment for the time value of money) within 30 days after the date of Executive’s Section 409A Separation from Service (or such earliest date as permitted under Code Section 409A).
(ii)    Bonus
Executive also shall remain eligible to receive the Prorated Bonus. The Prorated Bonus shall be paid in cash (A) if the Company’s fiscal year in which Executive’s employment terminates ends in December of a calendar year, during the period beginning on January 1 of the next succeeding calendar year and ending on the date that is 2 ½ months after the end of such fiscal year; or (B) if the Company’s fiscal year in which Executive’s employment terminates ends in January of a calendar year, during the 2 ½-month period beginning on the first day of the next succeeding fiscal year. Notwithstanding the foregoing, if (x) the Prorated Bonus is not exempt from Code Section 409A, and (y) the Prorated Bonus is payable (based on the payment timing hereinabove) within the six-month period immediately following the date of Executive’s Section 409A Separation from Service, the payment of the Prorated Bonus will be delayed and will be made in a single lump-sum cash payment upon the day after the six-month anniversary of Executive’s Section 409A Separation from Service. Any bonus amounts that Executive had previously earned from the Company but which may not yet have been paid as of the date of termination shall not be affected by this provision. This Section 4(c)(ii) shall not affect any other provision of Section 2(d)(ii), including, without limitation, the terms of such provision relating to the Prorated Bonus.

(iii)    Executive’s Death. In the event Executive shall die within 24 months following a Change in Control, all amounts and benefits which would have been payable or due to Executive if Executive had continued to live (including, in the event Executive dies after being Involuntarily Separated from Service or after having Separated from Service for Good Reason, the amounts and benefits described in Section 4 hereof) shall be paid and provided in accordance with the terms of this Agreement to the executors, administrators, heirs or personal representatives of Executive’s estate.
5.Restrictive Covenants
(a)Definitions
In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings ascribed to them as set forth below.
(i)    “Company”
shall mean, for the purposes of, and as used in, this Section 5, Interface, Inc. and its direct and indirect subsidiaries and affiliated entities throughout the world.
(ii)    “Confidential Information”
shall mean information relating to the Company’s customers, operations, finances, and business in any form that derives value from not being generally known to other persons or entities, including, but not limited to, technical or nontechnical data, formulas, patterns (including future carpet patterns), customer purchasing practices and preferences, compilations (including compilations of customer information), programs (including computer programs and models), devices (including carpet manufacturing equipment), methods (including aesthetic and functional design and manufacturing methods), techniques (including style and design technology and plans), drawings (including product or equipment drawings), processes, financial data (including sales forecasts, sales histories, business plans, budgets and other forecasts), or lists of actual or potential customers or suppliers (including identifying information about those customers or suppliers), whether or not reduced to writing. Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law, but such information not constituting a trade secret shall be treated as Confidential Information under this Agreement for only a two-year period after termination of Executive’s employment.
(iii)    “Customers”
shall mean customers of the Company that Executive, during the two-year period before termination of Executive’s employment, (A) solicited or serviced or (B) about whom Executive had Confidential Information. The parties acknowledge that a two-year period for defining Customers (as well as “Suppliers,” below) is reasonable based on the Company’s typical sales cycle, budgetary requirements and procurement procedures.

(iv)    “Products”
shall mean carpet tile, modular carpet (including carpet “planks”), broadloom carpet (whether 12-foot, six-foot or other competitive widths), luxury vinyl tile, and other engineered textile flooring for contract, commercial, institutional (including, but not limited to, government and education), retail, hospitality and residential markets and customers.
(v)    “Restriction Period” shall mean (i) the period during which Executive is employed by the Company, and (ii) (A) if a Change in Control occurs during the Term of this Agreement, and Executive’s employment with the Company terminates within 24 months following the date of such Change in Control, the 24-month period following the date of Executive’s termination of employment, or (B) if Executive’s employment terminates at a time other than during the period described in clause (ii) (A) above, the 12-month period following the date of Executive’s termination of employment.
(vi)    “Services”
shall mean the services Executive shall provide as a Company executive, and that Executive shall be prohibited from providing (whether as an owner, partner, employee, consultant or in any other capacity) in competition with the Company, in accordance with the terms of this Agreement, which are principally to manage and supervise, and to have responsibility for, the conduct of the business of designing, developing, manufacturing, purchasing for resale, marketing, selling, distributing, installing, maintaining and reclaiming Products, and more specifically include, but are not necessarily limited to (A) preparation of business plans, budgets and forecasts, (B) development of strategies for marketing and pricing of Products to customers, (C) supervision of sale of Products through existing and potentially future channels of trade, and customer service activities related thereto, (D) development of overall strategy for such business, including use/expansion of retail stores, e-commerce/web and/or catalog marketing and distribution channels, (E) design and development of Products, (F) development and maintenance of relationships with customers, interior design professionals, architects and suppliers, (G) employment and supervision of key executives, retail store management, sales, marketing and operations personnel, (H) development of plans for domestic and international expansion of such business, including expansion through market segmentation strategies, merger, acquisition, joint venture, franchise, licensing, third-party distribution and other combinations and affiliations, and (I) supervision and oversight of manufacturing operations and quality control for Products, including “mass customization” production strategy and methods for reducing waste in the production process. Executive acknowledges that he has been informed of and had an opportunity to discuss with the Company the specific activities Executive will perform as Services and Executive understands the scope of the activities constituting Services.

(vii)    “Supplier”
shall mean a supplier of the Company that Executive, during the two-year period before termination of Executive’s employment, (A) had contact with on behalf of the Company, or (B) about whom Executive had Confidential Information.
(viii)    “Territory”
shall mean North America, which is the primary geographic area where Executive performs Services for the Company (though Executive’s responsibilities extend beyond North America) and in which the Company continues to conduct a significant portion of its business. Executive has been informed of and had an opportunity to discuss with the Company the specific territory in which Executive will perform Services. Executive acknowledges that the market for the Company Products is worldwide, and that the Territory is the area in which the parties agree that Executive’s provision of Services in violation of this Agreement would cause significant harm to the Company.
(b)Non-disclosure and Restricted Use
Executive shall use best efforts to protect Confidential Information. Furthermore, Executive shall not use, except in connection with work for the Company, and will not disclose during or after Executive’s employment, the Company’s Confidential Information.
(c)Return of Materials
Upon the expiration of this Agreement or termination for any reason of Executive’s employment, or at any time upon the Company’s request, Executive shall deliver promptly to the Company all materials, documents, plans, records, notes or other papers and any copies in Executive’s possession or control relating in any way to the Company’s business, which at all times shall be the property of the Company.
(d)Non-solicitation of Customers
During the Restriction Period, Executive shall not solicit Customers for the purpose of providing or selling any Products.
(e)Non-solicitation of Suppliers
During the Restriction Period, Executive shall not solicit any Supplier for the purpose of obtaining goods or services that the Company obtained from that Supplier and that are used in or relate to any Products.
(f)Non-solicitation of Company Employees
During the Restriction Period, Executive shall not solicit for employment with another person or entity, a Company employee with whom Executive had material contacts during the two-year period before termination of Executive’s employment.

(g)Limitations on Post-Termination Competition
During the Restriction Period, Executive shall not provide any Services within the Territory to any person or entity developing, designing, manufacturing, marketing, selling, distributing or installing any Products.
(h)Disparagement
Executive shall not at any time make false or misleading statements about the Company, including its Products, management, employees, Customers and Suppliers.
(i)Future Employment Opportunities
At any time before, and for two years after, the expiration or termination for any reason of Executive’s employment, Executive shall, before accepting employment with another employer, provide such prospective employer with a copy of Section 5 of this Agreement and, upon accepting any employment with another employer, provide the Company with such employer’s name and a description of the services Executive will provide to such employer.
(j)    Survival of Provisions
Upon the expiration or termination of Executive’s employment for any reason whatsoever (whether voluntary on the part of Executive, for Cause, or other reasons), the obligations of Executive pursuant to this Section 5 shall survive and remain in effect.
(k)    Injunctive Relief
Executive acknowledges that any breach of the terms of this Section 5 would result in material damage to the Company, although it might be difficult to establish the monetary value of the damage. Executive therefore agrees that the Company, in addition to any other rights and remedies available to it, shall be entitled to obtain an immediate injunction (whether temporary or permanent) from any court of appropriate jurisdiction in the event of any such breach thereof by Executive, or threatened breach which the Company in good faith believes will or is likely to result in irreparable harm to the Company.
6.Governing Law
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia and the federal laws of the United States of America, without regard to rules relating to the conflict of laws. Executive hereby consents to the exclusive jurisdiction of the Superior Court of Fulton County, Georgia and the U.S. District Court in Atlanta, Georgia, and hereby waives any objection Executive might otherwise have to jurisdiction and venue in such courts in the event either court is requested to resolve a dispute between the parties.

7.Dispute Resolution; Expenses
All claims by Executive for any unpaid compensation and benefits under this Agreement shall be directed to the Board and shall be in writing. Any denial by the Board of a claim for compensation or benefits under this Agreement shall be delivered to Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to Executive for a review of a decision denying a claim and shall further allow Executive to appeal to the Board a decision of the Board within 60 days after notification by the Board that Executive’s claim has been denied. In the event Executive incurs legal fees and other expenses in seeking to obtain or to enforce any rights or benefits provided by this Agreement and is successful, in whole or in part, in obtaining or enforcing any such rights or benefits through litigation, settlement, arbitration, mediation or otherwise, the Company shall pay or reimburse Executive’s reasonable legal fees and expenses incurred in enforcing this Agreement. Except to the extent provided in the preceding sentence, each party shall pay his or its own legal fees and other expenses associated with any dispute. Any of Executive’s legal fees or expenses to be paid by the Company shall be paid as soon as practicable, but not later than 30 days after Executive submits evidence of such expenses to the Company.
8.Code Section 409A
This Agreement is intended to comply with the requirements of Code Section 409A and shall be construed accordingly. Any payments or distributions to be made to Executive under this Agreement upon a separation from service of amounts classified as “nonqualified deferred compensation” for purposes of Code Section 409A, and not exempt from Code Section 409A, shall in no event be made or commence until six months after Executive’s Section 409A Separation from Service. Any reference to a payment being exempt (or not exempt) from Code Section 409A refers to any applicable exemption available under Section 409A, including, without limitation, the short-term deferral rule and severance pay exemptions as provided in Code Section 409A and the Treasury Regulations. Each payment under this Agreement (whether of cash, property or benefits) shall be treated as a separate payment for purposes of Code Section 409A. Where this Agreement provides that a payment will be made upon a specified date or during a specified period, such date or period, as required by Code Section 409(A), but in no way to detract from or excuse the payment deadlines set forth in the operative provisions above in this Agreement, will be the Code Section 409A “payment date” or “payment period”, and actual payment will be made no later than the latest date permitted under Code Section 409A and the regulations thereunder (generally, by the later of the end of the calendar year in which the payment date falls, or the fifteenth day of the third calendar month after the payment date occurs). To the extent that any payments made pursuant to this Agreement are reimbursements exempt from Code Section 409A, the amount of such payments during any calendar year shall not affect the benefits provided in any other calendar year, and the right to any such payments shall not be subject to liquidation or exchange for another benefit or payment. As required by Code Section 409A, but in no way to detract from or excuse the payment deadlines set forth in the operative provisions above in this Agreement, the payment date for any reimbursements shall in no event be later than the last day of the calendar year immediately following the calendar year in which the reimbursed expense was incurred.

9.Execution of Standard Company Agreements. Executive agrees to execute any standard Company employment and benefit-related agreements and/or acknowledgements required of all similarly situated employees, including the Company’s current (a) Agreement Regarding Confidentiality and Work Product, (b) Code of Business Conduct and Ethics, and (c) Agreement Regarding Use of Electronic Systems.
10.Tax Withholding; Exempt Employment Status. Except as specifically set forth in this Agreement, all payments referenced herein are subject to reduction by applicable State and Federal withholding laws. Executive acknowledges his position with the Company is considered an exempt position for purposes of U.S. wage-hour law, and that Executive is not eligible for overtime pay for any hours actually worked in excess of 40 hours in a given workweek.
11.Notices
All notices, consents and other communications required or authorized to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given or submitted (a) upon actual receipt if delivered in person or by facsimile transmission with receipt confirmation, (b) upon the earlier of actual receipt or the expiration of two business days after sending by express courier (such as UPS or Federal Express), and (c) upon the earlier of actual receipt or the expiration of seven days after mailing if sent by registered or certified express mail, postage prepaid, to the parties at the following addresses:

To the Company:	Interface, Inc. 1280 W. Peachtree Street Atlanta, Georgia 30309 Fax No.: 770-437-6822 Attn: Chairman

With a copy to:	Interface, Inc. 12880 W. Peachtree Street Atlanta, Georgia 30309 Fax No.: 770-319-6270 Attn: General Counsel

To Executive:	(or at the last address and fax number shown on the records of the Company)

Either party may change its address (and facsimile number) for purposes of notices under this Agreement by providing notice to the other party in the manner set forth above.

12.Failure to Enforce
The failure of either party hereto at any time, or for any period of time, to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provision(s) or of the right of such party thereafter to enforce each and every such provision.
13.Binding Effect; Assignment
This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, and Executive and his heirs and personal representatives, but, except as hereinafter provided, neither this Agreement nor any right hereunder may be assigned or transferred by either party hereto (or by any beneficiary or any other person), nor shall this Agreement or any right hereunder be subject to alienation, anticipation, sale, pledge, encumbrance, execution, levy or other legal process of any kind against Executive, Executive’s beneficiary or any other person. Notwithstanding the foregoing, any person or business entity succeeding to all or substantially all of the business of the Company by stock purchase, merger, consolidation, purchase of assets, or otherwise, shall be bound by and shall adopt and assume this Agreement, and the Company shall obtain the express assumption of this Agreement by such successor and provide evidence of same to Executive.
14.Nature of Obligation
The agreement of the Company (or its successor) to make payments to Executive hereunder shall represent the unsecured obligation of the Company (and its successor), except to the extent (a) the terms of any other agreement, plan or arrangement pertaining to the parties provide for funding, or (b) the Company (or its successor), in its sole discretion, elects in whole or in part to fund the Company’s obligations under this Agreement pursuant to a trust arrangement or otherwise.
15.Entire Agreement
This Agreement supersedes all prior discussions and agreements between the parties and constitutes the sole and entire agreement between the Company and Executive with respect to the subject matter hereof. This Agreement shall not be modified or amended except pursuant to a written document signed by the parties hereto, which makes specific reference to this Agreement and the fact that it is modifying or amending this Agreement.
16.Severability
If any provision of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions shall continue in full force and effect.

17.Counterparts
Electronic Copies. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement may be executed using facsimile or scanned signatures and such signatures shall be given the authority of original signatures for purposes of executing and enforcing the validity of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officers, and Executive has hereunder set his hand, as of the date first above written.

INTERFACE, INC.

By:

Attest:

EXECUTIVE:

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